UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2009

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Transactions with Cargill, Incorporated

The Mosaic Company (“we,” “our” or the “Company”) was formed on October 22, 2004 through the business combination of IMC Global Inc., or IMC, and the fertilizer businesses of Cargill, Incorporated. Cargill, Incorporated and its subsidiaries (“Cargill”) owned approximately 64.2% of our outstanding common stock as of September 29, 2009. Seven of our thirteen directors, including the Chairman of our Board of Directors and our Chief Executive Officer and President, were designated by Cargill to serve in their respective capacities for us.

1. Supply Agreement (North America).

On September 30, 2009, Mosaic Crop Nutrition, LLC dba Mosaic Feed Ingredients renewed an agreement to sell feed grade phosphates and potash to Cargill Animal Nutrition, Inc. in North America. Product is sold at prices negotiated at the time of sale. This agreement will expire May 31, 2010.

2. Barter Arrangement (Argentina)

On September 29, 2009, Mosaic de Argentina S.A. renewed an agreement to sell grain to Cargill S.A.C.I. that Mosaic de Argentina S.A. acquires through barter arrangements with farmers in Argentina who purchase fertilizer from Mosaic de Argentina S.A. This agreement will expire May 31, 2010.

3. North America HR Shared Services Work Order

The Mosaic Company and Cargill, Incorporated have a Master Services Agreement dated December 29, 2006, under which Cargill, Incorporated agreed to provide certain services to The Mosaic Company. Pursuant to the Master Services Agreement, on October 1, 2009, The Mosaic Company and Cargill, Incorporated renewed a work order for Human Resources Shared Services. This work order will expire May 31, 2010.

4. Supply Agreement (Argentina)

On September 28, 2009, Mosaic de Argentina S.A. renewed an agreement to sell Single SuperPhosphate, Phosphate, Nitrogen and MicroEssentials® to Cargill S.A.C.I. in Argentina. This agreement expires May 31, 2010.

All of these renewals were approved by our Cargill Relationship Committee, an internal management committee comprised of senior managers of the Company, pursuant to authority delegated to it under our Related Person Transactions Approval Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: October 2, 2009	By:	/S/ RICHARD L. MACK
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary